Exhibit 12

Statement Regarding Computation of Ratios

The following formulas were used to calculate the ratios in the Selected Consolidated Financial Data for the years ended December 31, 2010, 2009, 2008, 2007 and 2006, included in this report as Exhibit 13.

(Calculation)

Net Income/Weighted average shares of common stock outstanding for the period = Earnings Per Share.

	December 31,
	2010	2009	2008	2007	2006

Net income	$2,979,476	$3,134,952	$4,455,633	$4,904,699	$5,223,393

Weighted Average Shares Outstanding	616,667	618,497	626,151	634,911	642,141

Per Share Amount	$4.83	$5.07	$7.12	$7.73	$8.14

Cash dividends/Weighted Average Shares Outstanding = Cash dividends declared per share

	December 31,
	2010	2009	2008	2007	2006

Cash dividends	$1,880,953	$1,853,242	$1,843,066	$2,371,463	$2,240,163

Weighted Average shares outstanding	616,667	618,497	626,151	634,911	642,141

Per Share Amount	$3.05	$3.00	$2.95	$3.75	$3.50

Shareholders’ Equity/Shares Outstanding at period end = Book Value Per Share

	December 31,
	2010	2009	2008	2007	2006

Shareholders’ Equity	$43,679,690	$43,063,408	$42,935,598	$41,117,641	$39,133,797

Shares outstanding	615,945	616,706	621,482	629,582	638,642

Per Share Amount	$70.91	$69.83	$69.09	$65.31	$61.28

Net Income/Average Assets = Return on Average Assets

	(In Thousands) December 31,
	2010	2009	2008	2007	2006

Net Income	$2,979	$3,135	$4,456	$4,905	$5,223

Average Assets	$385,849	$350,654	$338,445	$324,023	$299,641

Return on Average Assets	0.77%	0.89%	1.32%	1.51%	1.74%

Net Income/Average Shareholders’ equity = Return on Average Equity

	(In Thousands) December 31,
	2010	2009	2008	2007	2006

Net Income	$2,979	$3,135	$4,456	$4,905	$5,223

Average Shareholders’ Equity	$41,709	$40,868	$39,064	$38,072	$35,838

Return on Average Equity	7.14%	7.67%	11.41%	12.88%	14.57%

Cash dividends per share/Net income per share = Dividends Payout Ratio

	December 31,
	2010	2009	2008	2007	2006

Cash dividends per share	$3.05	$3.00	$2.95	$3.75	$3.50

Earnings per share	$4.83	$5.07	$7.12	$7.73	$8.14

Dividend Payout Ratio	63.15%	59.17%	41.43%	48.51%	43.00%

Average Equity/Average Assets = Average Equity To Average Assets

	(In thousands) December 31,
	2010	2009	2008	2007	2006

Average Shareholders’ Equity	$41,709	$40,868	$39,064	$38,072	$35,838

Average Assets	$385,849	$350,654	$338,445	$324,023	$299,641

Average Shareholders’ Equity to Average Assets	10.81%	11.65%	11.54%	11.75%	11.96%

Loans/Total deposits = Loan to Deposit Ratio

	(In thousands) December 31,
	2010	2009	2008	2007	2006

Total loans	$207,945	$210,239	$203,228	$199,299	$194,623

Total deposits	$356,189	$321,295	$288,947	$285,451	$264,301

Loan to deposit Ratio	58.38%	65.44%	70.33%	69.82%	73.64%

Allowance for Loan Loss/Total Loan = Allowance To Total Loan Ratio

	(In thousands) December 31,
	2010	2009	2008	2007	2006

Allowance for Loan Losses	$2,666	$2,441	$2,525	$2,510	$2,394

Total loans	$207,945	$210,239	$203,228	$199,299	$194,623

Allowance to total Loans	1.28%	1.16%	1.24%	1.26%	1.23%